Exhibit 9(b)(2)

                             SCUDDER TRUST COMPANY

                  FEE INFORMATION FOR SERVICES PROVIDED UNDER

                           COMPASS SERVICE AGREEMENT

Annual maintenance fee for each participant in a retirement and employee benefit plan:

                                             First           Each
                                          Participant     Additional
                                            Account         Account
                                          -----------     ----------

Money Market Funds                           $28.90         $14.45
Monthly Income Funds                          25.00          12.50
Quarterly Distribution Funds                  20.40          10.20
Annual Distribution Funds                     17.55           8.78

1/12th of the annual maintenance fee shall be charged and payable each month. It will be charged for any participant who at any time during the month had a share of unit account balance in the fund.

Out of pocket expenses shall be reimbursed by the fund to Scudder Trust Company. Such expenses include but are not limited to the following:

     Supplies:
          Paper and envelopes in connection with participant statements and administrative reports
     Telephone (portion allocable to servicing accounts)
     Postage, overnight service or similar services
     Microfilm
     Microfiche


On behalf of the Funds listed in
Attachment A:                              Scudder Trust Company:

By /s/ David S. Lee                        By /s/ [illegible]
  --------------------------------           --------------------------------

Date  January 1, 1990                      Date  January 1, 1990
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